Exhibit 99.1
NOG Announces New Five-Year Reserves-Based Lending Facility with Significant Borrowing Base Increase
Northern Oil and Gas, Inc. (NYSE: NOG) (the “Company” or “NOG”) today announced that on June 7, 2022, it entered into an amended and restated credit agreement governing its reserves-based revolving credit facility with Wells Fargo, as administrative agent, and a syndicate of 14 lenders. The borrowing base under the facility has been increased to $1.3 billion from $850.0 million. The facility maturity has been extended from November 2024 to June 2027. NOG has chosen to increase the elected commitment amount to $850.0 million from $750.0 million.
MANAGEMENT COMMENT
“I would like to thank our bank syndicate for their support and confidence in our business,” commented Chad Allen, NOG’s Chief Financial Officer. “Our substantial reserve base has supported a material step up in our borrowing base, elected commitment and importantly, an extension well into 2027.”
ABOUT NOG
NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about Northern Oil and Gas, Inc. can be found at www.northernoil.com.
Mike Kelly, CFA
Chief Strategy Officer
(952) 476-9800
ir@northernoil.com